EXHIBIT 99.1

Greif, Inc. Reports Second Quarter 2007 Results

•

Net sales increased 31 percent to $815.0 million in the second quarter of 2007 versus $620.1 million in the second quarter of 2006. Excluding the impact to net sales with respect to the Blagden and Delta acquisitions discussed below, net sales increased 14 percent.

•

Operating profit before special items, as defined below, rose 30 percent to $68.3 million in the second quarter of 2007 from $52.6 million in the second quarter of 2006. Operating profit based on U.S. generally accepted accounting principles (GAAP) was $63.9 million in the second quarter of 2007 compared to $51.6 million in the second quarter of 2006.

•

Net income before special items was $39.2 million in the second quarter of 2007 compared to $30.4 million in the second quarter of 2006. GAAP net income was $18.6 million in the second quarter of 2007 versus $28.7 million in the second quarter of 2006. As previously disclosed, the Company recorded a $23.5 million ($17.3 million net of tax) debt extinguishment charge in the second quarter of 2007 in conjunction with refinancing its long-term debt.

•

Diluted earnings per Class A share increased in the second quarter of 2007 to $0.66 before special items compared to $0.52 before special items in the second quarter of 2006. GAAP diluted earnings per Class A share were $0.32 in the second quarter of 2007, which included the impact of $0.29 per Class A share from a debt extinguishment charge. GAAP diluted earnings per Class A share were $0.49 in the second quarter of 2006. These amounts reflect the two-for-one stock split that was effective on April 12, 2007.

DELAWARE, Ohio (June 6, 2007) – Greif, Inc. (NYSE: GEF, GEF.B), a global leader in industrial packaging with blending, filling and packaging services, a focused and integrated containerboard and corrugated packaging business, and timber operations, today announced results for its second fiscal quarter, which ended on April 30, 2007.

Michael J. Gasser, chairman, chief executive officer and president, said, “We are pleased with our results for the second quarter, including strong performances in the Americas, Europe and emerging markets of the Industrial Packaging & Services segment. The impressive results were partially offset by the high cost of old corrugated containers compared to a year ago and acceleration into the second quarter from the third quarter of major annual maintenance at one of our containerboard mills in the Paper, Packaging & Services segment. We exited the quarter with positive momentum and anticipate continued strong performance levels during the second half of 2007.’’

Special Items and GAAP to Non-GAAP Reconciliation

Special items are as follows: (i) for the second quarter of 2007, restructuring charges of $4.0 million ($3.0 million net of tax), a debt extinguishment charge of $23.5 million ($17.3 million net of tax) and timberland losses of $0.4 million ($0.3 million net of tax); and (ii) for the second quarter of 2006, restructuring charges of $10.3 million ($7.2 million net of tax) and timberland gains of $9.2 million ($5.5 million net of tax).

A reconciliation of the differences between all non-GAAP financial measures used in this release with the most directly comparable GAAP financial measures is included in the financial schedules that are a part of this release.

Consolidated Results

Net Sales

Net sales increased 31 percent to $815.0 million in the second quarter of 2007 compared to $620.1 million in the second quarter of 2006 — an increase of 14 percent including 4 percent from foreign currency translation and excluding the impact to net sales with respect to the acquisitions of Blagden Packaging Group’s steel drum manufacturing and closures businesses (Blagden) in the first quarter of 2007 and Delta Petroleum Company, Inc.’s blending and filling businesses (Delta) in the fourth quarter of 2006. The $194.9 million increase primarily resulted from the positive contributions of Industrial Packaging & Services ($188.3 million) and Paper, Packaging & Services ($7.2 million). The increase in Industrial Packaging & Services is primarily due to generally higher sales volumes, especially steel and plastic drums, and, to a lesser extent, higher selling prices and foreign currency translation. Sales volumes benefited from the Industrial Packaging & Services’ acquisitions. The increase in Paper, Packaging & Services is primarily due to improved containerboard pricing.

Gross Profit

Gross profit increased 30 percent to $142.5 million in the second quarter of 2007 compared to $109.4 million in the second quarter of 2006. The gross profit margin remained stable at 17.5 percent of net sales in the second quarter of 2007 compared to 17.6 percent of net sales for the same period of 2006. Positive contributions from solid organic growth and acquisitions coupled with the Greif Business System nearly offset higher costs for old corrugated containers, which were at the highest level in more than a decade.

Selling, General & Administrative (SG&A) Expenses

SG&A expenses were $77.7 million, or 9.5 percent of net sales, in the second quarter of 2007 compared to $62.4 million, or 10.1 percent of net sales, in the second quarter of 2006. The dollar increase is primarily due to the Blagden acquisition during the first quarter of 2007 and the Delta acquisition during the fourth quarter of 2006.

Operating Profit

Operating profit before special items was $68.3 million for the second quarter of 2007 compared to $52.6 million for the second quarter of 2006. The $15.7 million increase was primarily due to positive contributions from Industrial Packaging & Services ($20.1 million), partially offset by Paper, Packaging & Services ($3.7 million) compared to the same period last year. For the second quarter of 2007 and 2006, respectively, restructuring charges were $4.0 million compared to $10.3 million and there were $0.4 million of timberland losses (resulting from a currency hedge on an anticipated Canadian timberland transaction that did not occur) compared to $9.2 million of timberland gains. GAAP operating profit was $63.9 million in the second quarter of 2007 compared to $51.6 million in the second quarter of 2006.

Net Income and Diluted Earnings Per Share

Net income before special items was $39.2 million for the second quarter of 2007 compared to $30.4 million in the second quarter of 2006. Diluted earnings per share before special items were $0.66 compared to $0.52 per Class A share and $1.01 compared to $0.79 per Class B share for the second quarter of 2007 and 2006, respectively.

The Company had GAAP net income of $18.6 million, or $0.32 per diluted Class A share and $0.48 per diluted Class B share, in the second quarter of 2007 compared to GAAP net income of $28.7 million, or $0.49 per diluted Class A share and $0.75 per diluted Class B share, in the second quarter of 2006. GAAP net income for the second quarter of 2007 was impacted by a $23.5 million ($17.3 million net of tax) debt extinguishment charge recorded in that quarter, and GAAP net income for the second quarter of 2006 was impacted by $9.2 million of timberland gains recorded in that quarter, which are detailed below.

Business Group Results

Industrial Packaging & Services

The Industrial Packaging & Services segment offers a comprehensive line of industrial packaging products and services, such as steel, fibre and plastic drums, intermediate bulk containers, closure systems for industrial packaging products, polycarbonate water bottles and blending, filling and packaging services. The key factors influencing profitability in the Industrial Packaging & Services segment are:

•	Selling prices and sales volumes;

•	Raw material costs, primarily steel, resin and containerboard;

•	Energy and transportation costs;

•	Benefits from executing the Greif Business System;

•	Contributions from recent acquisitions; and

•	Impact of foreign currency translation.

In this segment, net sales were up 41 percent to $647.3 million in the second quarter of 2007 compared to $459.0 million in the second quarter of 2006 — an increase of 18 percent excluding the impact to net sales with respect to the Blagden and Delta acquisitions, and including 5 percent from foreign currency translation. The increase in net sales was primarily attributable to the recent acquisitions and organic growth, which included higher sales volumes across all regions with particular strength in the Americas, Europe and emerging markets. In the second quarter of 2007, contributions from the Company’s acquisitions included a full quarter of sales volume for Blagden and Delta, which were acquired in the first quarter of 2007 and fourth quarter of 2006, respectively.

Gross profit margin for the Industrial Packaging & Services segment was 18.2 percent in the second quarter of 2007 versus 17.6 percent in the second quarter of 2006. This improvement was due to positive contributions from the continued execution of the Greif Business System.

Operating profit before restructuring charges rose to $54.3 million in the second quarter of 2007 from $34.2 million in the second quarter of 2006 primarily due to the improvement in net sales and the execution of the Greif Business System. Restructuring charges were $1.7 million in the second quarter of 2007 compared with $8.3 million during the same period last year. GAAP operating profit was $52.6 million in the second quarter of 2007 compared to $25.9 million in the second quarter of 2006.

Paper, Packaging & Services

The Paper, Packaging & Services segment sells containerboard, corrugated sheets and other corrugated products and multiwall bags in North America. The key factors influencing profitability in the Paper, Packaging & Services segment are:

•	Selling prices and sales volumes;

•	Raw material costs, primarily old corrugated containers (OCC);

•	Energy and transportation costs; and

•	Benefits from executing the Greif Business System.

In this segment, net sales were $163.7 million in the second quarter of 2007 compared to $156.5 million in the second quarter of 2006. This was principally due to higher containerboard and corrugated sheet selling prices, partially offset by lower sales volumes primarily due to acceleration of major annual maintenance activities at one of the Company’s containerboard mills to the second quarter from the third quarter of 2007.

The Paper, Packaging & Services segment’s gross profit margin decreased to 14.1 percent in the second quarter of 2007 from 16.9 percent in the second quarter of 2006. This reduction was primarily due to the accelerated major annual maintenance and higher average OCC costs, which were partially offset by initial contributions from execution of the Greif Business System. At April 30, 2007, OCC costs were below the near-term peak recorded earlier in the quarter, but remained higher than the first quarter of 2007 levels.

Operating profit before restructuring charges was $10.7 million in the second quarter of 2007 compared to $14.4 million in the second quarter of 2006 primarily due to the reduction in gross profit margin. Restructuring charges were $2.4 million in the second quarter of 2007 compared to $2.0 million in the second quarter of 2006. GAAP operating profit was $8.3 million in the second quarter of 2007 compared to $12.4 million in the second quarter of 2006.

Timber

The Timber segment consists of approximately 264,450 acres of timber properties in the southeastern United States, which are actively harvested and regenerated, and approximately 36,700 acres in Canada. The key factors influencing profitability in the Timber segment are:

•	Planned level of timber sales;

•	Gains (losses) on sale of timberland; and

•	Sale of special use properties (surplus, higher and better use, and development properties).

Net sales were $4.0 million in the second quarter of 2007, consistent with plan, compared to $4.6 million in the second quarter of 2006. Operating profit before special items was $3.4 million (including $2.0 million of profits on special use property sales) in the second quarter of 2007 compared to $4.0 million (including $1.5 million of profits on special use property sales) in the second quarter of 2006. GAAP operating profit was $3.0 million in the second quarter of 2007 compared to $13.2 million in the second quarter of 2006 primarily due to $9.2 million of timberland gains in the second quarter of 2006.

Greif Business System

The Greif Business System generates productivity improvements and achieves permanent cost reductions. Opportunities continue to include, but are not limited to, improved labor productivity, material yield and other manufacturing efficiencies, and footprint rationalization. In addition, strategic sourcing leverages the Company’s global spend and is establishing a world-class sourcing and supply chain capability. Incremental contributions from the Greif Business System are anticipated to exceed $30 million in fiscal 2007.

Fiscal 2007 restructuring charges are expected to primarily relate to integration of the Company’s recent acquisitions and further implementation of the Greif Business System, especially in Paper, Packaging & Services.

Financing Arrangements

During the second quarter of 2007, the Company issued $300 million of 6-3/4 percent Senior Notes due 2017. At the same time, the Company completed a tender offer for its 8-7/8 percent Senior Subordinated Notes due 2012. In the tender offer, the Company purchased $245.6 million aggregate principal amount of Senior Subordinated Notes, which represented 99 percent of the outstanding notes. As a result of this transaction, a debt extinguishment charge was recorded during the second quarter of 2007. This $23.5 million charge included $14.5 million in cash and $9.0 million in non-cash items. Proceeds from the Senior Note issuance were primarily used to fund the purchase of the Senior Subordinated Notes in the tender offer. These actions, excluding the impact of the debt extinguishment charge, are immediately accretive to earnings.

Interest expense, net was $10.0 million and $9.8 million in the second quarter of 2007 and 2006, respectively. The increase was primarily attributable to higher average debt outstanding due to the Company’s recent acquisitions partially offset by lower interest expense for the Senior Notes compared to the Senior Subordinated Notes.

Capital Expenditures

Capital expenditures were $39.9 million for the second quarter of 2007 compared with capital expenditures of $32.9 million, excluding timberland purchases of $1.2 million, for the second quarter of 2006. Fiscal 2007 capital expenditures, excluding timberland purchases, are expected to be approximately $110 million, which is in line with the Company’s estimated annual depreciation expense.

Cash Dividends

On June 5, 2007, the Board of Directors declared quarterly cash dividends of $0.28 per share of Class A Common Stock and $0.42 per share of Class B Common Stock. As adjusted for the two-for-one stock split, this compares with the previous quarter dividends of $0.18 per share of Class A Common Stock and $0.27 per share of Class B Common Stock. These dividends will be payable on July 1, 2007 to stockholders of record at close of business on June 18, 2007.

Company Outlook

The Company is encouraged by its solid operating performance, orderly integration of recent acquisitions, realized benefits from the Greif Business System and positive momentum as it exited the second quarter. Consequently, the Company is raising its annual earnings guidance, excluding special items, to $3.05 per share to $3.10 per share, as adjusted for the two-for-one stock split, for the Class A Common Stock for fiscal 2007. This is approximately 28 percent to 31 percent over the Company’s fiscal 2006 record earnings.

Conference Call

The Company will host a conference call to discuss its second quarter 2007 results on June 7, 2007, at 10 a.m. Eastern Time (ET). To participate, domestic callers should call 800-218-0204 and ask for the Greif conference call. The number for international callers is +1 303-262-2140. Phone lines will open at 9:50 a.m. ET.

The conference call will also be available through a live webcast, including slides, which can be accessed at www.greif.com. A replay of the conference call will be available on the Company’s website approximately one hour following the call.

About Greif

Greif is a world leader in industrial packaging products and services. The Company produces steel, plastic, fibre, corrugated and multiwall containers, protective packaging and containerboard, and provides blending and packaging services for a wide range of industries. Greif also manages timber properties in North America. The Company is strategically positioned in more than 40 countries to serve global as well as regional customers. Additional information is on the Company's website at www.greif.com.

Forward-Looking Statements

All statements other than statements of historical facts included in this news release, including, without limitation, statements regarding the Company’s future financial position, business strategy, budgets, projected costs, goals and plans and objectives of management for future operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "project," "believe," "continue" or “target” or the negative thereof or variations thereon or similar terminology. All forward-looking statements made in this news release are based on information currently available to management. Although the Company believes that the expectations reflected in forward-looking statements have a reasonable basis, the Company can give no assurance that these expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by the statements. Such risks and uncertainties that might cause a difference include, but are not limited to: general economic and business conditions, including a prolonged or substantial economic downturn; changing trends and demands in the industries in which the Company competes, including industry over-capacity; industry competition; the continuing consolidation of the Company’s customer base for its industrial packaging, containerboard and corrugated products; political instability in those foreign countries where the Company manufactures and sells its products; foreign currency fluctuations and devaluations; availability and costs of raw materials for the manufacture of the Company’s products, particularly steel, resin and old corrugated containers; price fluctuations in energy costs; costs associated with litigation or claims against the Company pertaining to environmental, safety and health, product liability and other matters; work stoppages and other labor relations matters; property loss resulting from wars, acts of terrorism or natural disasters; the Company’s ability to integrate its newly acquired operations effectively with its existing business; the Company’s ability to achieve improved operating efficiencies and capabilities; the Company’s ability to effectively embed and realize improvements from the Greif Business System; the frequency and volume of sales of the Company’s timber, timberland and special use timberland; and the deviation of actual results from the estimates and/or assumptions used by the Company in the application of its significant accounting policies. These and other risks and uncertainties that could materially affect the Company’s consolidated financial results are further discussed in its filings with the Securities and Exchange Commission, including its Form 10-K for the year ended Oct. 31, 2006. The Company assumes no obligation to update any forward-looking statements.

GREIF, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF INCOME

UNAUDITED

(Dollars in thousands, except per share amounts)

	Three months ended April 30,		Six months ended April 30,
	2007	2006	2007	2006
Net sales	$815,043	$620,107	$1,565,802	$1,202,423
Cost of products sold	672,512	510,664	1,293,185	1,003,308

Gross profit	142,531	109,443	272,617	199,115

Selling, general and administrative expenses	77,670	62,378	152,279	121,832
Restructuring charges	4,049	10,287	6,086	15,755
Gain on asset disposals, net	3,066	14,786	8,267	47,997

Operating profit	63,878	51,564	122,519	109,525

Interest expense, net	10,046	9,794	22,080	18,967
Debt extinguishment charge	23,479	—	23,479	—
Other income (expense), net	(4,327)	1,186	(5,063)	793

Income before income tax expense and equity in earnings of affiliates and minority interests	26,026	42,956	71,897	91,351

Income tax expense	7,278	13,365	18,837	28,319
Equity in earnings of affiliates and minority interests	(124)	(898)	(457)	(987)

Net income	$18,624	$28,693	$52,603	$62,045

Basic earnings per share:
Class A Common Stock	$0.32	$0.50	$0.91	$1.08
Class B Common Stock	$0.48	$0.75	$1.36	$1.61

Diluted earnings per share:
Class A Common Stock	$0.32	$0.49	$0.89	$1.06
Class B Common Stock	$0.48	$0.75	$1.36	$1.61

Earnings per share were calculated using the following number of shares:

Basic earnings per share:
Class A Common Stock	23,638,578	23,086,186	23,532,346	23,085,252
Class B Common Stock	23,016,580	23,060,974	23,023,824	23,069,132

Diluted earnings per share:
Class A Common Stock	24,304,748	23,716,041	24,208,167	23,705,286
Class B Common Stock	23,016,580	23,060,974	23,023,824	23,069,132

GREIF, INC. AND SUBSIDIARY COMPANIES

SEGMENT DATA

UNAUDITED

(Dollars in thousands)

	Three months ended April 30,		Six months ended April 30,
	2007	2006	2007	2006
Net sales
Industrial Packaging & Services	$647,345	$459,008	$1,229,049	$888,728
Paper, Packaging & Services	163,662	156,483	328,488	303,522
Timber	4,036	4,616	8,265	10,173

Total	$815,043	$620,107	$1,565,802	$1,202,423

Operating profit
Operating profit before restructuring charges and timberland gains (losses):
Industrial Packaging & Services	$54,261	$34,205	$90,346	$58,445
Paper, Packaging & Services	10,678	14,425	28,717	18,682
Timber	3,370	3,983	9,862	7,346

Operating profit before restructuring charges and timberland gains (losses)	68,309	52,613	128,925	84,473

Restructuring charges:
Industrial Packaging & Services	1,670	8,265	2,843	12,487
Paper, Packaging & Services	2,379	2,022	3,243	3,258
Timber	—	—	—	10

Restructuring charges	4,049	10,287	6,086	15,755

Timberland gains (losses):
Timber	(382)	9,238	(320)	40,807

Total	$63,878	$51,564	$122,519	$109,525

Depreciation, depletion and amortization expense
Industrial Packaging & Services	$18,603	$15,143	$36,255	$30,225
Paper, Packaging & Services	7,170	7,202	14,398	15,210
Timber	1,331	980	2,623	2,564

Total	$27,104	$23,325	$53,276	$47,999

GREIF, INC. AND SUBSIDIARY COMPANIES

GEOGRAPHIC DATA

UNAUDITED

(Dollars in thousands)

	Three months ended April 30,		Six months ended April 30,
	2007	2006	2007	2006
Net sales
North America	$442,671	$366,338	$872,559	$705,479
Europe	261,528	167,079	473,560	323,108
Other	110,844	86,690	219,683	173,836

Total	$815,043	$620,107	$1,565,802	$1,202,423

Operating profit
Operating profit before restructuring charges and timberland gains (losses):
North America	$32,081	$28,354	$67,250	$39,788
Europe	25,614	14,288	40,785	26,955
Other	10,614	9,971	20,890	17,730

Operating profit before restructuring charges and timberland gains (losses)	68,309	52,613	128,925	84,473
Restructuring charges	4,049	10,287	6,086	15,755
Timberland gains (losses)	(382)	9,238	(320)	40,807

Total	$63,878	$51,564	$122,519	$109,525

GREIF, INC. AND SUBSIDIARY COMPANIES

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

(Dollars in thousands)

	April 30, 2007	October 31, 2006
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$115,370	$187,101
Trade accounts receivable	350,769	315,661
Inventories	247,489	205,004
Other current assets	113,819	85,271

	827,447	793,037

LONG-TERM ASSETS
Goodwill	407,283	286,552
Intangible assets	136,180	63,587
Assets held by special purpose entities	50,891	50,891
Other long-term assets	104,794	52,985

	699,148	454,015

PROPERTIES, PLANTS AND EQUIPMENT	1,046,406	940,949

	$2,573,001	$2,188,001

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$317,155	$301,753
Short-term borrowings	53,036	29,321
Other current liabilities	161,361	160,225

	531,552	491,299

LONG-TERM LIABILITIES
Long-term debt	723,120	481,408
Liabilities held by special purpose entities	43,250	43,250
Other long-term liabilities	381,035	323,158

	1,147,405	847,816

MINORITY INTEREST	4,952	4,875

SHAREHOLDERS’ EQUITY	889,092	844,011

	$2,573,001	$2,188,001

GREIF, INC. AND SUBSIDIARY COMPANIES

GAAP TO NON-GAAP RECONCILIATION

UNAUDITED

(Dollars in thousands, except per share amounts)

	Three months ended April 30, 2007			Three months ended April 30, 2006
		Diluted per share amounts			Diluted per share amounts
		Class A	Class B		Class A	Class B
GAAP – operating profit	$63,878			$51,564
Restructuring charges	4,049			10,287
Timberland gains (losses)	382			(9,238)

Non-GAAP – operating profit before restructuring charges and timberland gains (losses)	$68,309			$52,613

GAAP – net income	$18,624	$0.32	$0.48	$28,693	$0.49	$0.75
Restructuring charged, net of tax	2,968	0.05	0.07	7,249	0.12	0.18
Debt extinguishment charge, net of tax	17,328	0.29	0.45	—	—	—
Timberland gains (losses), net of tax	283	—	0.01	(5,529)	(0.09)	(0.14)

Non-GAAP – net income before restructuring charges and timberland gains (losses)	$39,203	$0.66	$1.01	$30,413	$0.52	$0.79

	Six months ended April 30, 2007			Six months ended April, 2006
		Diluted per share amounts			Diluted per share amounts
		Class A	Class B		Class A	Class B
GAAP – operating profit	$122,519			$109,525
Restructuring charges	6,086			15,755
Timberland gains (losses)	320			(40,807)

Non-GAAP – operating profit before restructuring charges and timberland gains (losses)	$128,925			$84,473

GAAP – net income	$52,603	$0.89	$1.36	$62,045	$1.06	$1.61
Restructuring charged, net of tax	4,491	0.08	0.11	11,536	0.19	0.30
Debt extinguishment charge, net of tax	17,328	0.29	0.45	—	—	—
Timberland gains (losses), net of tax	236	—	0.01	(25,758)	(0.43)	(0.67)

Non-GAAP – net income before restructuring charges and timberland gains (losses)	$74,658	$1.26	$1.93	$47,823	$0.82	$1.24

GREIF, INC. AND SUBSIDIARY COMPANIES

GAAP TO NON-GAAP RECONCILIATION (CONTINUED)

UNAUDITED

(Dollars in thousands)

	Three months ended April 30,		Six months ended April 30,
	2007	2006	2007	2006
Industrial Packaging & Services
GAAP – operating profit	$52,591	$25,940	$87,503	$45,958
Restructuring charges	1,670	8,265	2,843	12,487

Non-GAAP – operating profit before restructuring charges	$54,261	$34,205	$90,346	$58,445

Paper, Packaging & Services
GAAP – operating profit	$8,299	$12,403	$25,474	$15,424
Restructuring charges	2,379	2,022	3,243	3,258

Non-GAAP – operating profit before restructuring charges	$10,678	$14,425	$28,717	$18,682

Timber
GAAP – operating profit	$2,988	$13,221	$9,542	$48,143
Restructuring charges	—	—	—	10
Timberland gains (losses)	382	(9,238)	320	(40,807)

Non-GAAP – operating profit before restructuring charges and timberland gains (losses)	$3,370	$3,983	$9,862	$7,346